UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2014

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161
800 South Street
Waltham, Massachusetts 02454-9161
(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including
area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

The description of the amendment to the Credit Agreement under Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 20, 2014, in connection with the proposed acquisition (the “Warren Acquisition”) by Global Montello Group Corp. (“Montello”), a wholly owned subsidiary of Global Partners LP (the “Partnership”), of 100% of the equity interests in Warren Equities Inc. (“Warren”) pursuant to the Stock Purchase Agreement dated as of October 3, 2014 by and between Montello, Warren, The Warren Alpert Foundation and solely with respect to Section 10.20 and other provisions in Article 10 related thereto, the Partnership as the Buyer Guarantor (as defined in the Stock Purchase Agreement), the Partnership and certain of its subsidiaries entered into the Second Amendment to the Second Amended and Restated Credit Agreement (the “Second Amendment”), which amends the Second Amended and Restated Credit Agreement dated December 16, 2013 (as amended, the “Credit Agreement”).

Pursuant to the Second Amendment, upon the closing of the Warren Acquisition, Warren is required to be joined as a Borrower under the Credit Agreement and subsidiaries of Warren are required to be joined as guarantors under the Credit Agreement. The Second Amendment also provides for an increase in the Aggregate Revolver Commitment (as defined in the Credit Agreement) in the amount of either $75 million or $150 million, at the option of the Borrowers (as defined in the Credit Agreement), which option will terminate at the earliest to occur of (x) the date that the Warren Acquisition is consummated, (y) the date that the Borrowers notify Bank of America, N.A., as Administrative Agent that the Warren Acquisition will not be consummated and (z) February 15, 2015.  If the option has not been exercised or terminated by January 15, 2015 the Borrowers will pay a ticking fee of 50 basis points (calculated based on the $150 million commitment increase, regardless of whether the Borrowers exercise the option to increase commitments by $150 million, $75 million, or not at all) for the period from January 15, 2015 until the earlier to occur of (x) the consummation of the Warren Acquisition, (y) the date the Aggregate Revolver Commitment is increased upon exercise of the Borrowers’ option and (z) termination of the Borrowers’ option.  Additionally, the Second Amendment revises the definition of “Combined EBITDA” for purposes of calculating the Combined Interest Coverage Ratio (as defined in the Credit Agreement), the Combined Total Leverage Ratio (as defined in the Credit Agreement) and the Combined Senior Secured Leverage Ratio (as defined in the Credit Agreement), such that for any period in which the Warren Acquisition has occurred, Combined EBITDA will be adjusted to give effect to the Warren Acquisition.  Additionally, the Second Amendment eliminates the $400 million limit on Senior Unsecured Indebtedness (as defined in the Credit Agreement) and Subordinated Debt (as defined in the Credit Agreement).

In addition, the Second Amendment revises the definition of “Subsidiary” to exclude joint ventures in which the Partnership and its subsidiaries own more than 50% but less than 100% of the equity in such entity.  The assets held by such joint ventures are no longer required to be pledged as collateral to secure the obligations of the Partnership and its subsidiaries under the Credit Agreement.  The Second Amendment also increases the permitted investments basket for obligations due to the Partnership and its subsidiaries from $5 million to $50 million.

The Second Amendment also modifies certain other provisions of the Credit Agreement, including, but not limited to, provisions relating to borrowing notices, bank accounts and reference rates.

All other material terms of the Credit Agreement remain the same as disclosed in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and the Partnership’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2014.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.                                        Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Second Amendment to Second Amended and Restated Credit Agreement dated October 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC,
its general partner

Dated: October 24, 2014
		By:	/s/ Edward J. Faneuil
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment to Second Amended and Restated Credit Agreement dated October 20, 2014.